Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION

TO EXPAND DREDGING FLEET

Oak Brook, Illinois —April 10, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ:  GLDD AND GLDDW) — the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today announced that it has signed definitive agreements to purchase dredging equipment from affiliates of C.F. Bean LLC (“Bean”).  Bean is a major provider of dredging services.

The terms of the agreements call for Great Lakes Dredge & Dock Corporation (“Great Lakes”) to purchase from Bean, the “Eagle I”, a 6,400 cubic yard hopper dredge and the “Meridian”, a hydraulic dredge, along with attendant plant, for an aggregate purchase price of $52.5 million.  It is the Company’s intention to invest approximately $12 million of additional funds to upgrade and outfit certain equipment.

Douglas B. Mackie, President and Chief Executive Officer, said, “We are delighted for the opportunity to purchase these two vessels, currently operating in the U.S. market, which will strengthen the Company’s competitive position. Our recent merger with Aldabra provided the financial flexibility to accomplish an accretive transaction for the Company.”

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services.  Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction.  Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.